EXHIBIT 10.26

January 22, 2024

Angela Rieger

[Address Omitted]

Dear Angie,

I am pleased to inform you that Lands’ End has reviewed your position and have determined that a market adjustment is warranted.

Some key elements of the change are as follows:

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Effective January 22, 2024
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Your new annualized base salary of $500,000 (less applicable withholdings and deductions) paid in bi-weekly payments in accordance with the Company’s normal payroll practice. Any increases will be determined based on a number of factors, with performance typically being the most significant factor. You will be first eligible for merit increase consideration in the 2025 merit cycle.

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All other terms and conditions of your employment remain in full force and effect.

We all think highly of you and believe there will be opportunity to leverage your knowledge, experience, and leadership as we continue to grow as a trusted American lifestyle brand.

Sincerely,

/s/ Kelly Ritchie

Kelly Ritchie

Chief HR Officer